As filed with the Securities and Exchange Commission on March 22, 2005.

                                                                                                              Registration  No. 333-69368

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Post-Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SEITEL, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	76-00254341 (I.R.S. Employer Identification Number)

10811 S. Westview Circle

Building C, Suite 100

Houston, Texas 77043

(713) 881-8900

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Seitel, Inc. 2001 Inducement Stock Option Plan

Seitel, Inc. 2001 Non-Officer Stock Option Plan

Seitel, Inc. Non-Employee Directors' Stock Option Plan

and

Certain Employee Warrants

(Full Title of the Plans)

Robert D. Monson

President and Chief Executive Officer

Seitel, Inc.

10811 S. Westview Circle

Building C, Suite 100

Houston, Texas 77043

(713) 881-8900

(Name and address, including zip code, and telephone

number, including area code, of agent for service)

With copies to: Porter & Hedges, L.L.P. 700 Louisiana, 35th Floor Houston, Texas 77002-2764 Attn: Kathy L. Tedore Telephone (713) 226-0600 Telecopy (713) 226-0259

Approximate date of commencement of proposed sale to the public: Not applicable.  Deregistration of unsold securities.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [  ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with a dividend or interest reinvestment plan, please check the following box.  [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.  [  ] ______________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the  Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [  ] ______________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

Deregistration of Securities

On September 13, 2001, Seitel, Inc. (the "Company") filed a registration statement on Form S-8 ("Registration Statement").  The Registration Statement registered a total of 2,345,000 shares of the Company's common stock, par value $.01 per share (the "Old Common Stock"), which were issuable pursuant to the Non-Employee Directors' Stock Option Plan, Seitel, Inc. 2001 Inducement Stock Option Plan, and the Seitel, Inc. 2001 Non-Officer Stock Option Plan (collectively, the "Seitel Plans"), and certain employee warrants. Included in the Registration Statement for resale were 150,000 shares of the Old Common Stock issuable under the Non-Employee Directors' Stock Option Plan.

On July 22, 2003, the Company filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code.  The Bankruptcy Court confirmed the Third Amended Joint Plan of Reorganization, as modified, supplemented or amended (the "Plan"), on March 18, 2004 and it became effective as of July 2, 2004.  Pursuant to the Plan, all equity plans of the Company were terminated, all outstanding grants under such plans were cancelled, all outstanding warrants were cancelled, and the Old Common Stock was cancelled. The outstanding shares of the Old Common Stock were automatically converted into shares of the Company's reorganized common stock, par value $0.01 per share (the "New Common Stock").  This transaction was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 1145(a) of the United States Bankruptcy Code.  Accordingly, this Post Effective Amendment No. 1 to the Registration Statement is being filed to deregister, as of the date hereof, all shares of Old Common Stock included in the Registration Statement that were not previously issued under the Seitel Plans or the employee warrants, and all shares of the Old Common Stock included for resale in the Registration Statement that were not sold thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on March 22, 2005.

SEITEL, INC.

By:     /s/ Robert D. Monson                                                       Robert D. Monson

          President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in their capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert D. Monson	President and Chief Executive Officer (Principal Executive Officer) Director	March 22, 2005
Robert D. Monson

/s/ Fred S. Zeidman	Chairman of the Board of Directors	March 22, 2005
Fred S. Zeidman

/s/ Marcia H. Kendrick	Senior Vice President, Chief Accounting Officer, Acting Chief Financial Officer and Acting Secretary (Principal Financial and Accounting Officer)	March 22, 2005
Marcia H. Kendrick

/s/ C. Robert Black	Director	March 22, 2005
C. Robert Black

/s/ Kevin S. Flannery	Director	March 22, 2005
Kevin S. Flannery

/s/ Ned S. Holmes	Director	March 22, 2005
Ned S. Holmes